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EXHIBIT 99

 Resolution of the Board of Directors of Toll Brothers, Inc. adopted as of March 11, 2005

                  RESOLVED, that, in the event Proposal Two is approved by the Company's stockholders, this Board has decided to abandon its ability, without the prior approval of stockholders subsequent to March 17, 2005, to approve the filing of certificates of amendment to the Company's Certificate of Incorporation to utilize for any purpose set forth in the description of Proposal Two in the proxy statement more than 200,000,000 of the 300,000,000 additional shares of the Company's Common Stock authorized by Proposal Two other than to effectuate stock splits, stock dividends and similar stock distributions to stockholders (including optionholders and others who are entitled to adjustment of the number of underlying shares to which they are to be entitled in the event of such stock splits, stock dividends and similar stock distributions).